                                                                EXHIBIT 10.65



As of December 9, 1999



The Kushner-Locke Company
11601 Wilshire Boulevard, 21st floor
Los Angeles, California  90025

Dear Sirs:

Reference is hereby made to that certain Credit, Security, Guaranty and Pledge Agreement, dated as of June 19, 1996 (as the same has been, and may be, amended, supplemented or otherwise modified, renewed or replaced from time to time, the "Credit Agreement"), among The Kushner-Locke Company (the "Borrower"), the Guarantors referred to therein, the Lenders referred to therein, and The Chase Manhattan Bank (formerly known as Chemical Bank), as Agent. Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.

You have requested that the Required Lenders waive compliance with Section 6.17 (Overhead Expenses) of the Credit Agreement solely with respect to the requirement for fiscal year 1999.

Each of the undersigned hereby waives the Credit Parties' non-compliance with
Section 6.17 of the Credit Agreement solely with respect to the requirement for fiscal year 1999.

By its execution hereof, the Credit Parties hereby represents and warrants that as of the date hereof, there exists no Default or Event of Default.

This waiver may be executed in counterparts, each of which shall constitute an original, but all of which when taken together, shall constitute one and the same instrument.

This waiver shall become effective when the Agent shall have received executed counterparts of this waiver which, when taken together, bear the signatures of the Required Lenders and all the Credit Parties.

This waiver shall not be construed as extending to any other matter, similar or dissimilar, or entitling the Credit Parties to any future waivers regarding similar matters or otherwise.

Except to the extent expressly set forth above, this letter does not constitute a waiver or modification of any provision of the Credit Agreement or a waiver of any Default or Event of Default, whether or not known to the Agent or the Lenders. Except as expressly modified herein, all terms of the Credit Agreement remain in full force and effect.

THIS WAIVER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.



                                  Very truly yours,

                                  THE CHASE MANHATTAN BANK, individually
                                  and as Agent

                                  By: /s/  CONSTANCE M. COLEMAN
                                     --------------------------------------
                                  Name:  Constance M. Coleman
                                  Title:  Vice President


                                  DE NATIONALE INVESTERINGSBANK N.V.


                                  By: /s/   ERIC SNATERSE
                                     --------------------------------------
                                  Name: Eric Snaterse
                                  Title: Senior Vice President


                                  By: /s/   H. Rynberg
                                     --------------------------------------
                                  Name: H. Rynberg
                                  Title: Vice President


                                  COMERICA BANK -- CALIFORNIA


                                  By: /s/  D. JEFFREY ANDRICK
                                     -------------------------------------
                                  Name:  D. Jeffrey Andrick
                                  Title: First Vice President


                                  FAR EAST NATIONAL BANK


                                  By: /s/   CHARLES H. AVIS
                                     ------------------------------------
                                  Name:  Charles H. Avis
                                  Title: Regional Vice President



AGREED TO BY:

THE KUSHNER-LOCKE COMPANY
KL PRODUCTIONS, INC.
KL INTERNATIONAL, INC.
ACME PRODUCTIONS, INC.
KUSHNER-LOCKE PRODUCTIONS, INC.
THE RELATIVES COMPANY
POST AND PRODUCTION SERVICES, INC.
L-K ENTERTAINMENT, INC.
INTERNATIONAL COURTROOM NEWS SERVICE
FAMILY PICTURES, INC.
TROPICAL HEAT, INC.
KL SYNDICATION, INC.
ANDRE PRODUCTIONS, INC.
TKLC NO. 2, INC.
TWILIGHT ENTERTAINMENT, INC.
KLC FILMS, INC.
KL FEATURES, INC.

KLF GUILD CO.
KLF DEVELOPMENT CO.
KLTV GUILD CO.
KLTV DEVELOPMENT CO.
KUSHNER-LOCKE INTERNATIONAL, INC.
KL INTERACTIVE MEDIA, INC.
DAYTON WAY PICTURES, INC.
DAYTON WAY PICTURES II, INC.
DAYTON WAY PICTURES III, INC.
DAYTON WAY PICTURES IV, INC.
FW COLD CO., INC.


By /s/   BRUCE LILLISTON
  ------------------------------------
Name:  Bruce Lilliston
Title: President and Chief Operating Officer


KLC/NEW CITY
By its General Partner
THE KUSHNER-LOCKE COMPANY


By /s/  BRUCE LILLISTON
  ------------------------------------
Name:  Bruce Lilliston
Title: President and Chief Operating Officer

                                                                 Exhibit 10.12.2


                          STANDARD OFFICE LEASE

                              BY AND BETWEEN

                      ARDEN REALTY LIMITED PARTNERSHIP,
                        Maryland limited partnership

                               AS LANDLORD,

                                   AND

                         THE KUSHNER-LOCKE COMPANY,
                          a California corporation,

                                 AS TENANT

                           SUITES 2030 and 2100
                           WORLD SAVINGS CENTER


                             TABLE OF CONTENTS
                                                                  PAGES
ARTICLE 1  BASIC LEASE PROVISIONS                                     1
ARTICLE 2  TERM/PREMISES                                              2
ARTICLE 3  RENTAL                                                     2
       (a)  Basic Rental                                              2
       (b)  Increase in Direct Costs                                  2
       (c)  Definitions                                               2
        d)  Determination of Payment                                  5
ARTICLE 4  SECURITY DEPOSIT                                           7
ARTICLE 5  HOLDING OVER                                               7
ARTICLE 6  PERSONAL PROPERTY TAXES                                    7
ARTICLE 7  USE                                                        8
ARTICLE 8  CONDITION OF PREMISES                                      8
ARTICLE 9  REPAIRS AND ALTERATIONS                                    9
ARTICLE 10  LIENS                                                    10
ARTICLE 11  PROJECT SERVICES                                         10
ARTICLE 12  RIGHTS OF LANDLORD                                       12
ARTICLE 13  INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY          12
            (a)  Indemnity                                           12
            (b)  Exemption of Landlord from Liability                13
ARTICLE 14  INSURANCE                                                13
            (a)  Tenant's Insurance                                  13
            (b)  Form of Policies                                    13

            (c)  Landlord's Insurance                                14
            (d)  Waiver of Subrogation                               14
            (e)  Compliance with Law                                 14
ARTICLE 15  ASSIGNMENT AND SUBLETTING                                15
ARTICLE 16  DAMAGE OR DESTRUCTION                                    17
ARTICLE 17  SUBORDINATION                                            19
ARTICLE 18  EMINENT DOMAIN                                           19
ARTICLE 19  DEFAULT                                                  20
            (a)  Tenant's Default                                    20
            (b)  Landlord's Default                                  20
ARTICLE 20  REMEDIES                                                 20
ARTICLE 21  TRANSFER OF LANDLORD'S INTEREST                          21
ARTICLE 22  BROKER                                                   22
ARTICLE 23  PARKING                                                  22
ARTICLE 24  WAIVER                                                   23
ARTICLE 25  ESTOPPEL CERTIFICATE                                     23
ARTICLE 26  LIABILITY OF LANDLORD                                    23
ARTICLE 27  INABILITY TO PERFORM                                     24
ARTICLE 28  HAZARDOUS WASTE                                          24
ARTICLE 29  SURRENDER OF PREMISES; REMOVAL OF PROPERTY               25
ARTICLE 30  MISCELLANEOUS                                            25
           (a)  Severability; Entire Agreement                       25
           (b)  Attorneys' Fees; Waiver of Jury Trial                26
           (c)  Time of Essence                                      26
           (d)  Headings; Joint and Several                          26
           (e)  Reserved Area                                        26
           (f)  No Option                                            26
           (g)  Use of Project Name; Improvements                    26
           (h)  Rules and Regulations                                26
           (i)  Quiet Possession                                     27
           (j)  Rent                                                 27
           (k)  Successors and Assigns                               27
           (l)  Notices                                              27
           (m)  Intentionally Omitted                                27
           (n)  Right of Landlord to Perform                         27
           (o)  Access, Changes in Project, Facilities, Name         27
           (p)  Signing Authority                                    28
           (q)  Intentionally Omitted                                28
           (r)  Substitute Premises                                  28
           (s)  Survival of Obligations                              28
           (t)  Reasonable Consent                                   28
           (u)  Governing Law                                        28
           (v)  Exhibits and Addendum                                29
ARTICLE 31  OPTION TO EXTEND                                         29
           (a)  Option Right                                         29
           (b)  Option Rent                                          29
           (c)  Exercise of Option                                   29
           (d)  Determination of Market Rent                         30
ARTICLE 32  RIGHT OF FIRST OFFER                                     31
ARTICLE 33  SIGNAGE                                                  32
ARTICLE 34  STORAGE SPACE                                            32
           (a)  Monthly Storage Rent.                                33
           (b)  Indemnification.                                     33
           (c)  Use of Storage Space                                 33
           (d)  Incorporation of Lease Provisions.                   33
Exhibit "A"  Premises
Exhibit "B"  Rules and Regulations

Exhibit "C"  Notice of Lease Term Dates and Tenant's Proportionate
             Share
Exhibit "D"  Tenant Work Letter


                         INDEX OF DEFINED TERMS
DEFINED TERMS                                                      PAGE
Abatement Event                                                      11
Abatement Notice                                                     11
ADA                                                                   4
Additional Rent                                                       2
Affiliate                                                            16
Affiliated Assignee                                                  16
Alterations                                                           9
Annual Storage Rent                                                  33
Approved Working Drawings                                     Exhibit D
Architect                                                     Exhibit D
Base Year                                                             1
Base, Shell and Core                                          Exhibit D
Basic Rental                                                          1
Brokers                                                               1
Claims                                                               12
Code                                                          Exhibit D
Commencement Date                                                     1
Construction Drawings                                         Exhibit D
Contemplated Effective Date                                          17
Contemplated Term                                                    17
Contemplated Transfer Space                                          17
Contractor                                                    Exhibit D
Control                                                              16
Co-Producers                                                         17
Cosmetic Alterations                                                  9
Damage Repair Estimate                                               17
Direct Costs                                                          2
Economic Terms                                                       31
Eligibility Period                                                   12
Engineers                                                     Exhibit D
Estimate                                                              5
Estimate Statement                                                    5
Estimated Excess                                                      6
Event of Default                                                     20
Excess                                                                5
Exercise Notice                                                      29
Expiration Date                                                       1
Final Retention                                               Exhibit D
Final Space Plan                                              Exhibit D
Final Working Drawings                                        Exhibit D
First Offer Notice                                                   31
First Offer Space                                                    31
Force Majeure                                                        24
Hazardous Material                                                   24
Improvement Allowance                                         Exhibit D
Improvement Allowance Items                                   Exhibit D
Intention to Transfer Notice                                         17
Interest Notice                                                      30
Landlord                                                              1
Landlord Coordination Fee                                     Exhibit D

Laws                                                                 25
Lease                                                                 1
Lease Year                                                            2
Market Rent                                                          29
Miscellaneous Items                                           Exhibit D
Objectionable Name                                                   32
Operating Costs                                                       3
Option                                                               29
Option Rent                                                          29
Option Rent Notice                                                   30
Option Term                                                          29
Original Tenant                                                      29
Outside Agreement Date                                               30
Parking Passes                                                        2
Permits                                                       Exhibit D
Permitted Use                                                         1
Premises                                                              1
Project                                                               1
Real Property                                                         3
Reassessment                                                          3
Representative                                                       23
Review Period                                                         6
RSF                                                                  32
Second Chance Notice                                                 31
Security Deposit                                                      1
Six Month Period                                                     17
Specifications                                                Exhibit D
Square Footage                                                        1
Standard Improvement Package                                  Exhibit D
Statement                                                             6
Storage Space                                                        32
Superior Leases                                                      31
Superior Rights                                                      31
Tax Costs                                                             3
Tax Increase                                                          3
Tenant                                                                1
Tenant's Acceptance                                                  30
Tenant Improvements                                                   8
Tenant's Agents                                               Exhibit D
Tenant's Proportionate Share                                          1
Tenant's Signage                                                     32
Term                                                                  1
Transfer                                                             15
Transfer Premium                                                     16
Transferee                                                           16



                             STANDARD OFFICE LEASE
     This Standard Office Lease ("Lease") is made and entered into as of the 13th day of August, 1999, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Landlord"), and THE KUSHNER-LOCKE COMPANY, a California corporation ("Tenant").

     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described as Suites 2030 and 2100, as designated on the plans attached hereto and incorporated herein as Exhibit "A"

("Premises"), of the project ("Project" ") now known as World Savings Center whose address is 11601 Wilshire Boulevard, Los Angeles, California 90025 for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

                               ARTICLE 1
                          BASIC LEASE PROVISIONS

A. Term:              Suite 2100:  Five (5) years and three (3) months.
                      Suite 2030: Twenty-one (21) months, subject to extension pursuant to Article 31 below.

   Commencement Date: April 1, 2000.

   Expiration Date:   Suite 2100:  June 30, 2005.
                      Suite 2030:  December 31, 2001.

B.  Square Footage:   23,132 rentable (21,695 usable) square feet, of
                      which 3,774 rentable (3,306 usable) square feet comprise Suite 2030 and the remainder of which comprises Suite 2100.


C.  Basic Rental:


                  Annual         Monthly         Monthly Basic Rental
Lease Month    Basic Rental    Basic Rental    Per Rentable Square Foot


    1-3        $527,409.60      $43,950.80                $1.90
   4-33        $804,993.60*     $67,082.80*               $2.90
  34-63        $860,510.40*     $71,709.20*               $3.10

Subject to decrease in the event Tenant elects not to exercise its option(s) to extend the Term as to Suite 2030.


D.  Base Year:                 2000

E.  Tenant's Proportionate:    4.93%, based on a total Project rentable
                               square footage of 469,115.

F.  Security Deposit:          $43,950.80 in accordance with Article 4
                               of the  Lease.

G.  Permitted:                 General office use

H.  Brokers:                   Travers Realty.

I.  Parking Passes:            Tenant shall have the use of fifty-six
                               (56) unreserved parking passes and
                               fourteen (14) reserved parking passes
                               for use in the Project's parking
                               facility, at the rate provided in
                               Article 23 hereof (which shall be
                               decreased on a pro rata  basis in the
                               event Tenant does not exercise its
                               Suite 2030 Option(s) pursuant to Article
                               31 below).


                               ARTICLE 2
                             TERM/PREMISES

     The Term of this Lease shall commence on the Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term, with the first Lease Year commencing on the Commencement Date. Landlord and Tenant hereby stipulate that the Premises contains the number of square feet specified in Article 1.B. of the Basic Lease Provisions. Landlord may deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit "C", which Tenant shall execute and return to Landlord within five (5) days of receipt thereof. Failure of Tenant to timely execute and deliver the Commencement Letter shall constitute acknowledgment by Tenant that the statements included in such notice in good faith are true and correct, without exception.

                               ARTICLE 3
                                RENTAL

     (a) Basic Rental. Tenant agrees to pay to Landlord during the Term hereof, at Landlord's office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the initial monthly and annual sums as set forth in Article 1.C of the Basic Lease Provisions, payable in advance on the first day of each calendar month, without demand, setoff or deduction, except as expressly provided in this Lease.

     (b) Increase in Direct Costs" Increase in Direct Costs. The term "Base Year" means the calendar year set forth in Article 1.D. of the Basic Lease Provisions. If, in any calendar year during the Term of this Lease, the "Direct Costs" (as hereinafter defined) paid or incurred by Landlord shall be higher than the Direct Costs for the Base Year, Tenant shall pay an additional sum for such and each subsequent calendar year equal to the product of the amount set forth in Article 1.E. of the Basic Lease Provisions multiplied by such increased amount of "Direct Costs." In the event either the Premises and/or the Project is expanded, then Tenant's Proportionate Share shall be appropriately adjusted, and as to the calendar year in which such change occurs, Tenant's Proportionate Share for such year shall be determined on the basis of the number of days during that particular calendar year that such Tenant's Proportionate Share was in effect. In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty-five (365). Any and all amounts due and payable by Tenant pursuant to Article 3(b),(c) and (d) hereof shall be deemed "Additional Rent" and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments.

(c) Definitions" As used herein the term "Direct Costs" shall mean the sum of the following:

       (i) "Tax Costs", which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the "Real Property") or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the State of California or any local government authority or agency or any political subdivision thereof, and shall include Landlord's reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially on the rents, or
(b) a tax, assessment, reassessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, or (c) a license fee measured by the rent payable under this Lease, then all such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term "Direct Costs." In no event shall Tax Costs included in Direct Costs for any year subsequent to the Base Year be less than the amount of Tax Costs included in Direct Costs for the Base Year. In addition, when calculating Tax Costs for the Base Year, special assessments shall only be deemed included in Tax Costs for the Base Year to the extent that such special assessments are included in Tax Costs for the applicable subsequent calendar year during the Term. Notwithstanding anything to the contrary contained in this Section 3(c)(i), there shall be excluded from Tax Costs (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents or receipts attributable to operations at the Project), (ii) any items included as Operating Costs, (iii) any items paid by Tenant under
Article 6 of this Lease, and (iv) any assessments on other leasehold improvements in the Project to the extent such assessment is attributable to a level of improvement for which Tenant would be directly responsible pursuant to
Article 6 of this Lease. Notwithstanding anything to the contrary contained in this Lease, in the event that, at any time during the first two (2) Lease Years, any sale, refinancing, or change in ownership of the Real Property is consummated, and as a result thereof, and to the extent that in connection therewith, the Real Property is reassessed (the

"Reassessment") for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the following provisions shall apply to such Reassessment of the Real Property.

     For purposes of this Section 3(c)(i), the term "Tax Increase " shall mean that portion of the Tax Costs, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Tax Costs, as calculated immediately following the Reassessment, which (1) is attributable to the initial assessment of the value of the Real Property, the Base, Shell and Core of the Project or the tenant improvements located in the Project, (2) is attributable to assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, or
(3) is attributable to the annual inflationary increase of real estate taxes permitted to be assessed annually under Proposition 13. During the first two (2) years of the initial Lease Term, any Tax Increase shall be excluded from Tax Costs. After the first two (2) years of the initial Lease Term, any Tax Increase shall be included in Tax Costs.

       (ii) "Operating Costs ", which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, ownership and repair of the Project, the equipment, the intrabuilding network cable, adjacent walks, malls and landscaped and common areas and the parking structure, areas and facilities of the Project, including, but not limited to, salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers' compensation, uniforms and dry cleaning thereof for all persons who perform duties connected with the operation, maintenance and repair of the Project, its equipment, the intrabuilding network cable and the adjacent walks and landscaped areas, including janitorial, gardening, security, parking, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning, window washing, hired services, a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, accountant's fees incurred in the preparation of rent adjustment statements, legal fees, real estate tax consulting fees, personal property taxes on property used in the maintenance and operation of the Project, fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions or owners' association pertaining to the Project, capital expenditures incurred which are reasonably anticipated to effect economies of operation of the Project in an amount in excess of the expenditure and capital expenditures required by government regulations, laws, or ordinances not in effect as of the Commencement Date; the cost of all charges for electricity, gas, water and other utilities furnished to the Project, including any taxes thereon; the cost of all charges for fire and extended coverage, liability and all other insurance for the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors and administration fees; a commercially reasonable property management fee (which fee may be imputed if

Landlord has internalized management or otherwise acts as its own property manager) and license, permit and inspection fees relating to the Project. In the event, during any calendar year, the Project is less than ninety-five percent (95%) occupied at all times, Operating Costs shall be adjusted to reflect the Operating Costs of the Project as though ninety-five percent (95%) were occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such Operating Costs as so adjusted. Notwithstanding anything to the contrary set forth in this Article 3, when calculating Operating Costs for the Base Year, Operating Costs shall exclude (a) market-wide labor-rate increases due to extraordinary circumstances including, but not limited to, boycotts and strikes, (b) utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages, and (c) amortization of any capital items including, but not limited to, capital improvements, capital repairs and capital replacements (including such amortized costs where the actual improvement, repair or replacement was made in prior years).

     Notwithstanding anything above to the contrary, Operating Costs shall not include (1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant's Direct Cost payments); (2) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Project, or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commission; (4) depreciation, amortization of principal and interest on mortgages or ground lease payments (if any); (5) costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied except as expressly included in Operating Costs pursuant to the definition above; (6) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project or any law, code, regulation, ordinance or the like; (7) Landlord's general corporate overhead and general and administrative expenses; (8) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Project); (9) costs incurred in connection with upgrading the Project to comply with disability, life, seismic, fire and safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including, without limitation, the Americans with Disabilities Act ("ADA"), including penalties or damages incurred due to such non-compliance; (10) bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Costs) or amortization on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Project (including the land on which the Project is situated); (11) marketing costs, including leasing commissions, attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project, including attorneys' fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Project; (12) real estate brokers' leasing commissions; (13) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants' or occupants' improvements made for tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Project; (14) any costs expressly excluded from Operating Costs elsewhere in this Lease; (15) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Project) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any deductible amount under any insurance policy shall be included within Operating Costs); (16) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Project) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Costs pursuant to this Lease; (17) depreciation, amortization and interest payments, except as specifically included in Operating Costs pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (18) costs incurred by Landlord for alterations (including structural additions), repairs, equipment and tools which are of a capital nature and/or which are considered capital improvements or replacements under generally accepted accounting principles, consistently applied, except as specifically included in Operating Costs pursuant to the terms of this Lease; (19) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Project, without charge;
(20) electric power costs or other utility costs for which any tenant directly contracts with the local public service company (but Landlord shall have the right to "gross up" as if such space was vacant); (21) costs incurred in connection with the operation of retail stores selling merchandise and restaurants in the Project to the extent such costs are in excess of the costs Landlord reasonably estimates would have been incurred had such space been used for general office use; (22) costs (including in connection therewith all attorneys' fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Project, other than such claims or disputes respecting any services or equipment used in the operation of the Building by Landlord; (23) costs associated with the operation of the business of the partnership which constitutes Landlord as the same are distinguished from the costs of operation of the Project; (24) costs incurred in connection with the original construction of the Project; (25) costs of correcting defects in or inadequacy of the initial design or construction of the Project; (26) costs incurred to (i) comply with laws relating to the removal of any "Hazardous Material," as that term is defined in Article 28 of this Lease, and (ii) remove, remedy, contain, or treat any Hazardous Material; and (27) any cost incurred in order to correct problems in the Project resulting from the so called

"year 2000" computer issue. If Landlord does not carry earthquake insurance for the Project during any part of the Base Year but subsequently obtains earthquake insurance for the Project during the Lease Term, then from and after the date upon which Landlord obtains such earthquake insurance and continuing throughout the period during which Landlord maintains such insurance, Operating Costs for the Base Year shall be deemed to be increased by the amount of the premium Landlord reasonably estimates it would have incurred had Landlord maintained such insurance for the same period of time during the Base Year as such insurance was maintained by Landlord during such subsequent calendar year.

     (d)  Determination of Payment

       (i) If for any calendar year ending or commencing within the Term, Tenant's Proportionate Share of Direct Costs for such calendar year exceeds Tenant's Proportionate Share of Direct Costs for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Sections 3(d)(ii) and (iii), below, and as additional rent, an amount equal to the excess (the "Excess").

       (ii) Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Costs for the then-current calendar year shall be and the estimated Excess (the "Estimated Excess ") as calculated by comparing Tenant's Proportionate Share of Direct Costs for such calendar year, which shall be based upon the Estimate, to Tenant's Proportionate Share of Direct Costs for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any calendar year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 3. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current calendar year, Tenant shall pay, with its next installment of Monthly Basic Rental due, a fraction of the Estimated Excess for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(ii)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the Monthly Basic Rental installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

       (iii) In addition, Landlord shall endeavor to give to Tenant on or before the first day of April following the end of each calendar year, a statement (the "Statement") which shall state the Direct Costs incurred or accrued for such preceding calendar year, and which shall indicate the amount, if any, of the Excess. Upon receipt of the Statement for each calendar year during the Term, if amounts paid by Tenant as Estimated Excess are less than the actual Excess as specified on the Statement, Tenant shall pay, with its next installment of Monthly Basic Rental due, the full amount of the Excess for such calendar year, less the amounts, if any, paid during such calendar year as Estimated Excess. If, however, the Statement indicates that amounts paid by Tenant as Estimated Excess are greater than the actual Excess as specified on the Statement, such overpayment shall be credited against Tenant's next installments of Estimated Excess. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, if an Excess is present, Tenant shall promptly pay to Landlord an amount as calculated pursuant to the provisions of this
Article 3(d). The provisions of this Section 3(d)(iii) shall survive the expiration or earlier termination of the Term.

       (iv) Within one hundred eighty (180) days after receipt of a Statement by Tenant ("Review Period"), if Tenant disputes the amount set forth in the Statement, Tenant's employees or an independent certified public accountant designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord's records at Landlord's offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord's records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord's records one (1) time during any twelve (12) month period. Tenant's failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty
(30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with Landlord's standard accounting practices, at Tenant's expense, by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm. Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Direct Costs set forth in the Statement were overstated by more than five percent (5%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification.

                                    ARTICLE 4
                                SECURITY DEPOSIT

     Tenant has previously deposited with Landlord the sum set forth in Article 1.F. of the Basic Lease Provisions in connection with its previous lease of the Premises. Landlord shall continue to hold said Security Deposit in accordance with the terms of this Article 4 and as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant breaches any provision of this Lease, including but not limited to the payment of rent, Landlord may use such part of this security deposit required for the payment of any rent or any other sums in default, or to compensate

Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of said deposit is so used or applied, Tenant shall, within fifteen (15) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount. Tenant agrees that Landlord shall not be required to keep the security deposit in trust, segregate it or keep it separate from Landlord's general funds but Landlord may commingle the security deposit with its general funds and Tenant shall not be entitled to interest on such deposit. At the expiration of the Lease Term, and provided there exists no default by Tenant hereunder, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord's option, to Tenant's assignee), provided that subsequent to the expiration of this Lease, Landlord may retain from said security deposit any and all amounts permitted by law or this Article 4. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, to the extent the same are inconsistent with Landlord's right to claim those sums specified in this Article 4 above and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant.

                                    ARTICLE 5
                                  HOLDING OVER

     Should Tenant, without Landlord's written consent, hold over after termination of this Lease, Tenant shall become a tenant from month to month, only upon each and all of the terms herein provided as may be applicable to a month to month tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, monthly, rent at one hundred fifty percent (150%) of the rate in effect for the last month of the Term of this Lease, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant's Proportionate Share of any increase in Direct Costs. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. If Landlord notifies Tenant in writing at least thirty (30) days prior to the Lease Expiration Date that Landlord has signed proposal from a succeeding tenant to lease the Premises, and if Tenant fails to surrender the Premises upon the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from all costs, loss, expense or liability, including without limitation, claims made by any succeeding tenant and real estate brokers claims and attorney's fees.

                                    ARTICLE 6
                             PERSONAL PROPERTY TAXES

     Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant's trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of

Landlord, or if the cost or value of any leasehold improvements in the Premises exceeds the cost or value of a Project-standard buildout as determined by Landlord and, as a result, real property taxes for the Project are increased, Tenant shall pay to Landlord its share of such taxes within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant's property or above-standard improvements and Tenant's receipt of substantiating documentation. Tenant shall assume and pay to Landlord at the time of paying Basic Rental any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be imposed on or on account of letting of the Premises or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of "Tax Costs."

                                    ARTICLE 7
                                       USE

     Tenant shall use and occupy the Premises only for the use set forth in
Article 1.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole and absolute discretion, and Tenant agrees that it will use the Premises in such a manner so as not to unreasonably interfere with or infringe the rights of other tenants in the Project. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental regulations or requirements now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises or the Project excluding structural changes to the Project not related to Tenant's particular use of the Premises, and (ii) improvements installed or constructed in the Premises by or for the benefit of Tenant. Tenant shall not do or permit to be done anything which would invalidate or increase the cost of any fire and extended coverage insurance policy covering the Project and/or the property located therein and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters. Tenant shall within thirty (30) days after demand reimburse Landlord for any additional premium charges for any such insurance policy assessed or increased, to the extent such assessment or increase is attributable to Tenant's failure to comply with the provisions of this Article after Tenant's receipt of substantiating documentation. Landlord represents that Landlord has taken or shall take the necessary steps to comply with what Landlord reasonably believes are the requirements of ADA in effect as of the date of this Lease as it pertains to the common areas within the Project. Operating Costs shall not include any cost incurred by Landlord in connection with upgrading the Project to comply with the requirements of the ADA that are in effect as of the date of this

Lease, including penalties or damages incurred due to such noncompliance.

                                   ARTICLE 8
                             CONDITION OF PREMISES

     The Premises shall be renovated as provided in, and subject to, the Tenant Work Letter attached hereto as Exhibit "D" and made a part hereof. The existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements (as defined in the Tenant Work Letter) may be collectively referred to herein as the "Tenant Improvements" The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Project were at such time in satisfactory condition, subject to latent defects. Tenant hereby waives Sections 1941 and 1942 of the Civil Code of California or any successor provision of law. So long as none of the following increases Tenant's obligations or decreases Tenant's rights hereunder (unless the action is required by law), Landlord reserves the right from time to time, but subject to payment by and/or reimbursement from Tenant as otherwise provided herein: (i) to install, use, maintain, repair, replace and relocate for service to the Premises and/or other parts of the Project pipes, ducts, conduits, wires, appurtenant fixtures, and mechanical systems, wherever located in the Premises or the Project, (ii) to alter, close or relocate any facility in the Premises or the Common Areas or otherwise conduct any of the above activities for the purpose of complying with a general plan for fire/life safety for the Project or otherwise and (iii) to comply with any federal, state or local law, rule or order with respect thereto or the regulation thereof not currently in effect. Landlord shall attempt to perform any such work with the least inconvenience to Tenant as possible, and provided Landlord uses commercially reasonable efforts to do so, in no event shall Tenant be permitted to withhold or reduce Basic Rental or other charges due hereunder as a result of same or otherwise make claim against Landlord for interruption or interference with Tenant's business and/or operations except as provided in Section 11(g) below.

                                    ARTICLE 9
                             REPAIRS AND ALTERATIONS

     Landlord shall maintain the structural portions of the Project including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells, elevator cabs and common areas and shall also maintain and repair the basic mechanical, electrical, lifesafety, plumbing, sprinkler systems and heating, ventilating and air-conditioning systems. Except as expressly provided as Landlord's obligation in this Article 9, Tenant shall keep the Premises in good condition and repair. All damage or injury to the Premises or the Project resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises shall be promptly repaired by Tenant, at its sole cost and expense (to the extent not covered by Landlord's insurance), to the satisfaction of Landlord; provided, however, that for damage to the Project as a result of casualty or for any repairs that may impact the mechanical, electrical, plumbing, heating, ventilation or air-conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor and oversee all such repairs. Landlord may make any repairs which are not promptly made by Tenant after Tenant's receipt of written notice and the reasonable opportunity of Tenant to make said repair within fifteen (15) business days from receipt of said written notice, and charge Tenant for the cost thereof, which cost shall be paid by Tenant within five (5) days from invoice from Landlord. Tenant shall be responsible for the design and function of all non-standard improvements of the Premises, whether or not installed by Landlord at Tenant's request. Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent. Tenant shall make no alterations, changes or additions in or to the Premises (collectively, "Alterations ") without Landlord's prior written consent, and then only by contractors or mechanics approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations. If Landlord, in approving any Alterations, specifies a commencement date therefor, Tenant shall not commence any work with respect to such Alterations prior to such date. Notwithstanding anything to the contrary contained herein, Tenant may make strictly cosmetic changes to the finish work in the Premises (the "Cosmetic Alterations") without Landlord's consent, provided that such alterations do not
(i) require any structural or other substantial modifications to the Premises,
(ii) require any changes to, nor adversely affect, the systems and equipment of the Project, and (iii) affect the exterior appearance of the Project. Tenant shall give Landlord at least fifteen (15) days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Article 9. Tenant hereby indemnifies, defends and agrees to hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations. If permitted Alterations are made, they shall be made at Tenant's sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given at the time of Landlord's consent thereto (or if no consent is required, then within fifteen (15) days after written request by Tenant for such determination by Landlord), require Tenant at Tenant's expense to remove all partitions, counters, railings and other Alterations installed by Tenant, and to repair any damages to the Premises caused by such removal. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenants plans, specifications, improvements, alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to repairs, Alterations or any other work arising from or related to this
Article 9 other than Cosmetic Alterations, Landlord shall be entitled to receive an administrative/supervision fee (which fee shall vary depending upon whether or not Tenant orders the work directly from Landlord but shall not exceed five percent (5%)) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work. The construction of initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 9.

                                   ARTICLE 10
                                      LIENS

     Tenant shall keep the Premises and the Project free from any mechanics' liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and agrees to defend, indemnify and hold harmless Landlord from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys' fees incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days' written notice of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of non-responsibility). In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged within ten (10) days of filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct or to require that Tenant deposit with Landlord in cash, lawful money of the United States, one hundred fifty percent (150%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys' fees incurred by Landlord, and shall remit the balance thereof to Tenant.

                                   ARTICLE 11
                                PROJECT SERVICES

     (a) Landlord agrees to maintain, operate and repair the Building in a first-class manner. Landlord agrees to furnish to the Premises, at a cost to be included in Operating Costs, from 8:00 a.m. to 6:00 p.m. Mondays through Fridays and 9:00 a.m. to 2:00 p.m. on Saturdays, excepting local and national holidays, air conditioning and heat all in such reasonable quantities as in the judgment of Landlord is reasonably necessary for the comfortable occupancy of the Premises. In addition, Landlord shall provide electric current for normal lighting and normal office machines, elevator service and water on the same floor as the Premises for lavatory and drinking purposes in such reasonable quantities as in the judgment of Landlord is reasonably necessary for general office use. Janitorial and maintenance services shall be furnished five (5) days per week, excepting local and national holidays. Tenant shall comply with all rules and regulations which Landlord may reasonably establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical intrabuilding network cable and plumbing systems. Except as provided in Section 11(g) below, Landlord shall not be liable for, and there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause. Except as specifically provided in this Article 11, Tenant agrees to pay for all utilities and other services utilized by Tenant and additional building services furnished to Tenant not uniformly furnished to all tenants of the Project at the rate generally charged by Landlord to tenants of the Project.

     (b) Tenant will not, without the prior written consent of Landlord, use any apparatus or device in the Premises which will in any way increase the amount of electricity or water usually furnished or supplied for use of the Premises as general office space; nor connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises), for the purpose of using electric current or water.

     (c) If Tenant shall require electric current in excess of that which Landlord is obligated to furnish under Article 11(a) above, Tenant shall first obtain the written consent of Landlord, which Landlord may refuse in its sole and absolute discretion, to the use thereof and Landlord may cause an electric current meter or submeter to be installed in the Premises to measure the amount of such excess electric current consumed by Tenant in the Premises. The cost of any such meter and of installation, maintenance and repair thereof shall be paid for by Tenant and Tenant agrees to pay to Landlord, promptly upon demand therefor by Landlord, for all such excess electric current consumed by any such use as shown by said meter at the rates charged for such service by the city in which the Project is located or the local public utility, as the case may be, furnishing the same, plus any additional expense incurred by Landlord in keeping account of the electric current so consumed.

     (d) If any lights, machines or equipment (including but not limited to computers) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than would be generated by the building standard lights and usual office equipment, Landlord shall have the right to install any machinery and equipment which Landlord reasonably deems necessary to restore temperature balance, including but not limited to modifications to the standard air conditioning equipment, and the cost thereof, including the cost of installation and any additional cost of operation and maintenance occasioned thereby, shall be paid by Tenant to Landlord upon demand by Landlord. Landlord shall not be liable under any circumstances for loss of or injury to property, however occurring, through or in connection with or incidental to failure to furnish any of the foregoing.

     (e) If Tenant requires heating, ventilation and/or air conditioning during times other than the times provided in Article 11(a) above, Tenant shall give Landlord such advance notice as Landlord shall reasonably require and shall pay Landlord's standard charge for such after-hours use, which standard charge as of the date of this Lease is $3.29 per hour per sector (with approximately twenty-five (25) sectors per floor in the Project), provided that any increase in the charge per hour per sector shall be based upon Landlord's reasonable estimate of increases in its actual cost of providing such service.

     (f) Landlord may impose a reasonable charge for any utilities or services (other than electric current and heating, ventilation and/or air conditioning which shall be governed by Articles 11(c) and (e) above) utilized by Tenant in excess of the amount or type that Landlord reasonably determines is typical for general office use.

     (g) An "Abatement Event" shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is not caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Tenant shall give Landlord notice ("Abatement Notice") of any such Abatement Event, and if such Abatement Event continues beyond the "Eligibility Period" (as that term is defined below), then the Basic Rental and Tenant's Proportionate Share of Direct Costs and Tenant's obligation to pay for parking shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Basic Rental and Tenant's Proportionate Share of Direct Costs and Tenant's obligation to pay for parking for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Basic Rental and Tenant's Proportionate Share of Direct Costs allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. The term "Eligibility Period" shall mean a period of five (5) consecutive business days after Landlord's receipt of any Abatement Notice(s). Such right to abate Basic Rental and Tenant's Proportionate Share of Direct Costs shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event.

                                   ARTICLE 12
                               RIGHTS OF LANDLORD

     Landlord and its agents shall have the right to enter the Premises at all reasonable times (upon reasonable prior notice to Tenant except in the case of emergency or regularly scheduled service (e.g., janitorial service)) for the purpose of cleaning the Premises, examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Property, showing the same to prospective tenants (but as to prospective tenants only during the last nine
(9) months of the Term or Option Term, as applicable), lenders or purchasers of the Project, in the case of an emergency, and for making such alterations, repairs, improvements or additions to the Premises or to the Project as Landlord may deem necessary or desirable. Landlord shall provide Tenant with an opportunity to have a representative of Tenant accompany Landlord in connection with any such entry (except in the case of an emergency). If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key or may enter forcibly, only in the case of an emergency, without liability to Tenant and without affecting this Lease.

                                   ARTICLE 13
                 INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY

     (a) Indemnity. Tenant shall indemnify, defend and hold Landlord harmless from any and all claims arising from Tenant's use of the Premises or the Project including Tenant's Signage rights set forth in Article 33 or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in or about the Premises or the Project and shall further indemnify, defend and hold Landlord harmless from and against any and all claims arising from any negligence of Tenant or any of its agents, contractors, employees or invitees, patrons, customers or members in or about the Project and from any and all costs, attorneys' fees, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith. However, notwithstanding the foregoing, Tenant shall not be required to indemnify and/or hold Landlord harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys' fees or costs (collectively, "Claims"), to any person, property or entity to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors, or employees (except for damage to the Improvements and Tenant's personal property, fixtures, furniture and equipment in the Premises in which case Tenant shall be responsible to the extent Tenant is required to obtain the requisite insurance coverage pursuant to this Lease). Landlord hereby indemnifies Tenant and holds Tenant harmless from any Claims to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors or employees; provided, however, that because Landlord maintains insurance on the Project and Tenant compensates Landlord for such insurance as part of Tenant's Proportionate Share of Direct Costs and because of the existence of waivers of subrogation set forth in Article 14 of this Lease, Landlord hereby indemnifies and holds Tenant harmless from any Claims to any property outside of the Premises to the extent such Claim is covered by such insurance, even if resulting from the negligence or willful misconduct of Tenant or those of its agents, contractors, or employees. Similarly, since Tenant must carry insurance pursuant to Article 14 to cover its personal property within the Premises and the Improvements, Tenant hereby indemnifies and holds Landlord harmless from any Claim to any property within the Premises, to the extent such Claim is covered by such insurance, even if resulting from the negligence or willful misconduct of Landlord or those of its agents, contractors, or employees. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, excepting and to the extent the damage is caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors (in which case Landlord shall be responsible for such damage to the extent not covered by insurance required to be carried by Tenant under this Lease or actually carried by Tenant).

     (b) Exemption of Landlord from Liability. Landlord shall not be liable for injury to Tenant's business, or loss of income therefrom, or, except in connection with damage or injury resulting from the negligence or willful misconduct of Landlord, or its authorized agents, employees or contractors (in which case Landlord shall be responsible for such damage to the extent not covered by insurance required to be carried by Tenant under this Lease or actually carried by Tenant) for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems or from intrabuilding network cable, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable to Tenant for any damages arising from any act or neglect of any other tenant of the building.

       Landlord shall not be liable for losses due to theft, vandalism, or like causes.

                                   ARTICLE 14
                                    INSURANCE

     (a) Tenant's Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance with a combined single limit for bodily injury and property damages of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate, including products liability coverage if applicable, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage where sprinklers are provided in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant Improvements, Alterations, fixtures and other improvements in the Premises and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; (iii) Worker's Compensation coverage as required by law; and (iv) business interruption, loss of income and extra expense insurance. Tenant shall carry and maintain during the entire Lease Term (including any option periods, if applicable), at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably required by Landlord, so long as such increased amounts and/or other types of insurance coverage are then generally required by comparable landlords of comparable first-class, institutional quality office buildings in the vicinity of the Project.

     (b) Form of Policies. The aforementioned minimum limits of policies and Tenant's procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, Landlord's property manager, Landlord's lender(s) and such other persons or firms as Landlord specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best's Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. No such policy shall be cancelable or subject to reduction of coverage or cancellation except after thirty (30) days prior written notice to Landlord by the insurer. All such policies shall be endorsed to agree that Tenant's policy is primary as to Claims arising within the Premises and that any insurance carried by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders, Landlord may (but shall not be required to), upon prior notice to Tenant and the expiration of a five (5) day cure period, procure said insurance on Tenant's behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the rate set forth in Section 20(e) below) from the date such sums are extended. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.

     (c) Landlord's Insurance. Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement costs without deduction for depreciation thereof (exclusive of Tenant's trade fixtures, inventory, personal property and equipment), providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on building. Additionally, Landlord may (but shall not be required to) carry: (i) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance at its election or if required by its lender from time to time during the Term hereof, in such amounts and with such limits as Landlord or its lender may deem appropriate. The costs of such insurance shall be included in Operating Costs. However, notwithstanding the foregoing, Landlord shall either carry, or shall be deemed to have elected to self-insure, the Bodily Injury and Property Damage Liability Insurance coverage described in subsection (i) of the immediately preceding sentence, and if Landlord elects to self-insure any or all of such coverage, Tenant shall be deemed to be in the same position it would have been in had Landlord actually purchased such insurance from a third party carrier.

     (d) Waiver of Subrogation. Landlord and Tenant each agree to have their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv) and the first sentence of Section 14(c) waive any rights of subrogation that such companies may have against the other party. Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is insurable under such policies.

     (e) Compliance with Law. Tenant agrees that it will not, at any time, during the Term of this Lease, carry any stock of goods or do anything in or about the Premises that will in any way tend to increase the insurance rates upon the Project. Tenant agrees to pay Landlord within thirty (30) days after demand the amount of any increase in premiums for insurance against loss by fire that may be charged during the Term of this Lease on the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about said Premises that does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant, so long as Tenant receives substantiating documentation. If Tenant installs upon the Premises any electrical equipment which constitutes an overload of electrical lines of the Premises, Tenant shall at its own cost and expense in accordance with all other Lease provisions, and subject to the provisions of Article 9, 10 and 11, hereof, make whatever changes are necessary to comply with requirements of the insurance underwriters and any governmental authority having jurisdiction thereover, but nothing herein contained shall be deemed to constitute Landlord's consent to such overloading. Tenant shall, at its own expense, comply with all requirements of the insurance authority having jurisdiction over the Project necessary for the maintenance of reasonable fire and extended coverage insurance for the Premises, including without limitation thereto, the installation of fire extinguishers or an automatic dry chemical extinguishing system.

                                   ARTICLE 15
                            ASSIGNMENT AND SUBLETTING

     Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant's employees without the prior written consent of Landlord which shall not be unreasonably withheld. Landlord shall grant or deny consent to a proposed Transfer by written notice to Tenant within ten (10) business days after Landlord's receipt of an executed duplicate original of the Transfer document together with a completed lease application by the Transferee and financial information reasonably requested by Landlord. Landlord's failure to withhold its consent by written notice to Tenant within said ten (10) business day period shall be deemed to constitute Landlord's consent to such Transfer. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by

Landlord and Tenant to be reasonable:

     (a) That the proposed transferee shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:

       (i) The use to be made of the Premises by the proposed transferee is (a) not generally consistent with the character and nature of all other tenancies in the Project, or (b) a use which conflicts with any so-called "exclusive" then in favor of, or for any use which is the same as that stated in any percentage rent lease to, another tenant of the Project or any other buildings which are in the same complex as the Project, or (c) a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect);

       (ii) The financial responsibility of the proposed transferee is not reasonably satisfactory to Landlord;

       (iii) The proposed transferee is either a governmental agency or instrumentality thereof; or

       (iv) Either the proposed transferee or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed transferee is negotiating with Landlord to lease space in the Project.

     (b) Whether or not Landlord consents to any such transfer, Tenant shall pay to Landlord Landlord's then standard processing fee and reasonable attorneys' fees incurred in connection with the proposed transfer up to the aggregate sum of $1,000.00;

     (c) That the proposed transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred; and

     (d) That an executed duplicate original of said assignment and assumption agreement or other transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord's consent thereto. It shall be a condition to Landlord's consent to any subleasing, assignment or other transfer of part or all of Tenant's interest in the Premises (hereinafter referred to as a "Transfer") that (i) upon Landlord's consent to any Transfer, Tenant shall pay and continue to pay fifty percent (50%) of any "Transfer Premium" (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant's interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment;
(iii) any such Transfer and consent shall be effected on forms supplied by Landlord and/or its legal counsel; (iv) Landlord may require that Tenant not then be in default hereunder in any respect; and (v) Tenant or the proposed subtenant or assignee (collectively, "Transferee") shall agree to pay Landlord, upon demand, as additional rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by a Transferee in connection with a Transfer in excess of the rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer and if such Transfer is less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. In any event, the Transfer Premium shall be calculated after deducting the reasonable expenses incurred by Tenant for (1) any changes, alterations and improvements to the Premises paid for by Tenant in connection with the Transfer, (2) any other out-off-pocket monetary concessionsprovided by Tenant to the Transferee, (3) any brokerage commissions paid for by Tenant in connection with the Transfer, (4) advertising costs incurred in connection with the Transfer, (5) attorneys' fees incurred in connection with the Transfer, (6) lease takeover costs incurred in connection with the Transfer, and (7) the unamortized cost of alterations and improvements made or paid for by Tenant and applicable to the space which is the subject of the Transfer (amortized on a straight-line basis from date of installation until the Expiration Date). "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. Any sale, assignment, hypothecation, transfer or subletting of this Lease which is not in compliance with the provisions of this Article 15 shall be voidable at the option of Landlord. In no event shall the consent by Landlord to an assignment or subletting be construed as relieving Tenant, any assignee, or sublessee from obtaining the express written consent of Landlord to any further assignment or subletting, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this
Article 15 or the acceptance of any assignee or subtenant hereunder, or a release of Tenant (or of any successor of Tenant or any subtenant). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 15 or otherwise has breached or acted unreasonably under this Article 15, their sole remedies shall be a declaratory judgment, an injunction for the relief sought and/or monetary damages, and Tenant hereby waives any right at law or equity to terminate this Lease.

     The term "Affiliate" shall mean (i) any entity that is controlled by, controls or is under common control with, Tenant or (ii) any entity that merges with, is acquired by, or acquires Tenant through the purchase of stock or assets and where the net worth of the surviving entity as of the date such transaction is completed is not less than the net worth of Tenant as of the date of this Lease, calculated under generally accepted accounting principles. Notwithstanding anything to the contrary contained in this Article 15, an assignment or subletting of all or a portion of the Premises to an Affiliate, shall not be deemed a Transfer under this Article 15, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. An assignee of Tenant's entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an "Affiliated Assignee" "Control" ," as used in this Article 15, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity. In addition, notwithstanding anything to the contrary contained in this Article 15, Landlord and Tenant acknowledge that, from time to time, without the Premises being separately demised, certain offices within the Premises may be utilized on a temporary basis by entities or persons ("Co-Producers") with whom Tenant is then working on entertainment-related projects in the ordinary course of its business as an entertainment production company. Upon written request of Landlord, Tenant shall from time to time identify to Landlord in writing the Co-Producers so utilizing the Premises. Such occupancy by the Co-Producers shall not be deemed an assignment or subletting, and shall not require Tenant's compliance with the provisions of this Article 15, so long as Tenant is not being compensated for use of such space beyond reimbursement of Tenant's costs of such space. The amount of all space occupied at any one time by Co-Producers shall not exceed in the aggregate 8,000 usable square feet. Co-Producers shall not have any of the rights of Tenant under this Lease and Landlord shall not be obligated to deal directly with any such Co-Producer. No signage shall be posted outside the Premises or elsewhere in the Project naming any of such Co-Producers as occupants of the Premises or the Project, except as permitted in accordance with Article 33 below. The provisions of this paragraph shall be solely for the benefit of The Kushner-Locke Company and shall not apply to its assignees or subtenants, if any.

     Notwithstanding anything to the contrary contained in this Article 15, if Tenant contemplates a Transfer to other than an Affiliate or Co- Producer, then Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and number of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the contemplated Transfer (the "Contemplated Effective Date") and the contemplated length of the term of such contemplated Transfer ("Contemplated Term"). Thereafter, Landlord shall have the option, by giving written notice to Tenant within ten (10) business days after Landlord's receipt of the Intention to Transfer Notice, to recapture the Contemplated Transfer Space effective as of the Contemplated Effective Date for the Contemplated Term. In the event that such option is exercised by Landlord, this Lease shall be terminated (or where appropriate, suspended if the last day of the Contemplated Term is not the last day of the Term, and at the end of such suspension period the Premises or the applicable portion thereof, shall be returned to Tenant in the same condition as when received, reasonable wear and tear excepted) with respect to the Contemplated Transfer Space effective as of the Contemplated Effective Date until the last day of the Contemplated Term. In the event of a recapture by Landlord with respect to less than the entire Premises, the Monthly Basic Rental reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the entire Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture as to the Contemplated Transfer Space under this Article 15 within such ten (10) business day period, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Contemplated Transfer Space to a proposed Transferee and Landlord shall not have any right to recapture such Contemplated Transfer Space with respect to any Transfer thereof consummated within a period of six (6) months (the "Six Month Period") commencing on the expiration of such ten (10) business day period; provided, however, that any such Transfer shall be subject to other terms of this Article 15. If such a Transfer is not so consummated within the Six Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Six Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect to any contemplated Transfer, as provided above in this Article 15.

                                   ARTICLE 16
                              DAMAGE OR DESTRUCTION

     Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant ("Damage Repair Estimate") of Landlord's estimated assessment of the period of time in which the repairs will be completed. If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Premises or the Project, the damage shall be repaired by Landlord to the extent such insurance proceeds are available therefor and provided the Damage Repair Estimate indicates that repairs can be completed within one hundred eighty (180) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, and until such repairs are completed rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). However, if the damage is due to the fault or neglect of Tenant, its employees, agents, contractors, guests, invitees and the like, there shall be no abatement of rent, unless and to the extent Landlord receives rental income insurance proceeds or would have received such insurance had Landlord carried standard rental income insurance. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(ii)(A) above; provided, however, that if the cost of repair of improvements within the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as so assigned by Tenant, plus proceeds received from Landlord's insurance carrier allocable to such leasehold improvements, such excess costs shall be paid by Tenant to Landlord prior to Landlord's repair of such damage. If, however, the Damage Repair Estimate indicates that repairs cannot be completed within one hundred eighty (180) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, Landlord may, at its option, either (i) make them in a reasonable time and in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. In addition, Landlord may elect to terminate this Lease if the Project shall be materially damaged by fire or other casualty or cause, whether or not the Premises are affected, and the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies. However, if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the Damage Repair Estimate indicates that repairs cannot be completed within one hundred eighty (180) days after being commenced, Tenant may elect, not later than thirty (30) days after Tenant's receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant's notice. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within sixty (60) days after Landlord learns of the necessity for repairs as the result of such damage. In the event that the Premises or the Project is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term and if such damage shall take longer than sixty (60) days to repair and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant's employees, licensees, invitees or agents, then notwithstanding anything in this
Article 16 to the contrary, Tenant shall have the option to terminate this Lease by written notice to Landlord of the exercise of such option within sixty (60) days after Tenant learns of the necessity for repairs as the result of such damage. A total destruction of the Project shall automatically terminate this Lease. Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant's furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Except for proceeds relating to Tenant's furniture, furnishings, trade fixtures and equipment, Tenant acknowledges that Tenant shall have no right to any proceeds of insurance relating to property damage. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under the provisions of Sections 1932 and 1933 of the California Civil Code.

                               ARTICLE 17
                             SUBORDINATION

     This Lease is subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which affect the property or the Project, including all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided, however, that a condition precedent to such subordination shall be that Landlord obtains from the lender or other party in question a commercially reasonable non-disturbance agreement in favor of Tenant. Tenant agrees, within twenty (20) days after Landlord's written request therefor, to execute, acknowledge and deliver upon request any and all documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such mortgages, deed of trust, or leasehold estates. Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; Tenant shall, within fifteen (15) days after request execute such further instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment. Tenant agrees to provide copies of any notices of Landlord's default under this Lease to any mortgagee or deed of trust beneficiary whose address has been provided to Tenant and Tenant shall provide such mortgagee or deed of trust beneficiary a commercially reasonable time after receipt of such notice within which to cure any such default. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

                                   ARTICLE 18
                                 EMINENT DOMAIN

     If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date of such condemnation, or as of the date possession is taken by the condemning authority, at Landlord's option. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant's business. In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

                                   ARTICLE 19
                                     DEFAULT

     (a) Tenant's Default. Each of the following acts or omissions of Tenant or of any guarantor of Tenant's performance hereunder, or occurrences, shall constitute an "Event of Default":

       (i) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within five (5) business days after notice that the same is due or payable hereunder; said five (5) day period shall be in addition to, and not in lieu of, the notice requirements of Section 1161 of the California Code of Civil Procedure or any similar or successor law;

       (ii) Except as set forth in items (i) above and (iii) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure; however, if the nature of such default is such that the same cannot be reasonably cured within a thirty (30) day period, Tenant shall not be deemed to be in default if Tenant diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default. Such thirty
(30) day notice shall be in addition to, and not in lieu of, any required under
Section 1161 of the California Code of Civil Procedure or any similar or successor law; or

       (iii) Tenant's failure to observe or perform according to the provisions of Articles 17 or 25 within five (5) business days after notice from Landlord.

     (b) Landlord's Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

                                   ARTICLE 20
                                    REMEDIES

     (a) Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including but not limited to the remedy provided by Section 1951.4 of the California Civil Code, and including without limitation, terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term "rent" as used in this Article 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in items (i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in item (e), below, but in no case greater than the maxximum amount of such interestpermitted by law. As used in item (iii), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

     (b) Nothing in this Article 20 shall be deemed to affect Landlord's right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

     (c) Notwithstanding anything to the contrary set forth herein, Landlord's re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord's initiative to protect Landlord's interest under this Lease shall not terminate Tenant's right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord's rights and remedies hereunder including, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

     (d) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord's right to exercise any other right or remedy.

     (e) Any amount due from Tenant to Landlord hereunder which is not paid within five (5) days after notice to Tenant the same is due shall bear interest at the lower of twelve percent (12%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Basic Rental is not paid within ten (10) days after notice to Tenant the same is due, a late charge equal to five percent (5%) of the amount overdue shall be assessed and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant's late payment and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord's additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord's actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord's rights or remedies under any other provision of this Lease.

                                   ARTICLE 21
                         TRANSFER OF LANDLORD'S INTEREST

     In the event of any transfer or termination of Landlord's interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary (and the assumption in writing by the transferee of all of Landlord's obligations hereunder), Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord from and after the date of such transfer or termination, including furthermore without limitation, the obligation of Landlord under Article 4 and California Civil Code 1950.7 above to return the security deposit, provided said security deposit is transferred to said transferee. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within five (5) days after request, execute such further instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.

                                   ARTICLE 22
                                     BROKER

     In connection with this Lease, Landlord and Tenant warrant and represents that they have had dealings only with firm(s) set forth in Article 1.H. of the Basic Lease Provisions and that they know of no other person or entity who is or might be entitled to a commission, finder's fee or other like payment in connection herewith and do hereby indemnify and agree to hold the other, their agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that the other party may incur should such warranty and representation prove incorrect, inaccurate or false.

                                   ARTICLE 23
                                     PARKING

     Tenant shall have the right, but not the obligation, to rent from Landlord, commencing on the Commencement Date, the number of parking passes set forth in
Section 1(I) of the Basic Lease Provisions, which parking passes shall pertain to the Project parking facility. Tenant's reserved parking shall be at locations within such structure currently utilized by Tenant's under Tenant's existing lease at the Project, and any additional reserved parking shall be at locations reasonably designated by Landlord. Tenant shall have the right to vary the number of parking passes rented by Tenant (up to the maximum set forth in Section 1(I) of the Basic Lease Provisions); provided, however, if at any time Tenant elects to rent less than all of the parking passes to which Tenant is entitled, Tenant shall only have the right to subsequently rent such parking passes if, at the time Tenant desires to rent such passes, Landlord reasonably determines that such additional parking passes are available in the Project. Tenant shall pay to Landlord for automobile parking passes the prevailing rate charged from time to time at the location of such parking passes, which rates are currently, as of the date of this Lease, One Hundred Four and 50/100 Dollars ($104.50) per month per unreserved parking pass and One Hundred Sixty-Five Dollars ($165.00) per month per reserved parking pass and which rates shall remain in effect throughout calendar year 1999. For each calendar year thereafter, the maximum parking rates shall be one hundred five percent (105%) of the maximum rate in effect as of the immediately preceding calendar year (whether or not such maximum rate is actually charged). In addition to the rates described above, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations, and Tenant not being in default under this Lease beyond any applicable cure period. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, to temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 23 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

                                   ARTICLE 24
                                     WAIVER

     No waiver by Landlord or Tenant of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach of the same or any other provision. No provision of this Lease may be waived by Landlord or Tenant, except by an instrument in writing executed by Landlord and Tenant. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord's agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord's right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord's rights.

                                   ARTICLE 25
                              ESTOPPEL CERTIFICATE

     Tenant shall, at any time and from time to time, upon not less than twenty
(20) days' prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information, (but not limited to the following information in the event further information is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant's security deposit, if any; and (iv) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property. Tenant's failure to deliver such statement within such time shall constitute an admission by Tenant that all statements contained therein are true and correct.

                                   ARTICLE 26
                              LIABILITY OF LANDLORD

     Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the lesser of (i) the interest of Landlord in and to the Project, and (ii) the interest Landlord would have in the Project if the Project were encumbered by third party debt in an amount equal to eighty percent (80%) of the then current value of the Project. No other property or assets of Landlord, or any member, officer, director, shareholder, partner, trustee, agent, servant or employee of Landlord (the "Representative") shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, Landlord's obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant's use or occupancy of the Premises. Tenant further understands that any liability, duty or obligation of Landlord to Tenant, shall automatically cease and terminate as of the date that Landlord or any of Landlord's Representatives no longer have any right, title or interest in or to the Project.

                                   ARTICLE 27
                              INABILITY TO PERFORM

     This Lease and the obligations of both parties hereunder shall not be affected or impaired because such party is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay, stoppage due to strikes, lockouts, acts of God, or any other cause previously, or at such time, beyond the reasonable control or anticipation of such party (collectively, a "Force Majeure") and both parties' obligations under this Lease shall be forgiven and suspended by any such Force Majeure; provided, however, that this Article 27 is not intended to, and shall not, extend the time period for the payment of any monetary amounts due (including, without limitation, rent payments from Tenant) from either party to the other under this Lease nor relieve either party from their monetary obligations to the other under this Lease.

                                   ARTICLE 28
                                 HAZARDOUS WASTE

     (a) Tenant shall not cause or permit any Hazardous Material (as defined in Article 28(c) below) to be brought, kept or used in or about the Project by Tenant, its agents, employees, contractors, or invitees.

     (b) It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee's anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material; (ii) the proposed Transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such Transferee's actions or use of the property in question; or
(iii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.

     (c) As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) defined as "Hazardous Waste," "Extremely Hazardous Waste," or "Restricted Hazardous Waste" under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a "Hazardous Substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter- Presley-Tanner Hazardous Substance Account Act), (iii) defined as a "Hazardous Material," "Hazardous Substance," or "Hazardous Waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a "Hazardous Substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under
Article 9 or defined as Hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20,
(viii) designated as a "Hazardous Substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. ss. 1317), (ix) defined as a "Hazardous Waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq. (42 U.S.C. ss. 6903), or (x) defined as a "Hazardous Substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and

Liability Act, 42 U.S.C. ss. 9601 et seq. (42 U.S.C. ss. 9601).

     (d) As used herein, the term "Laws" mean any applicable federal, state or local laws, ordinances, or regulations relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Article 28(c) above.

                                   ARTICLE 29
                   SURRENDER OF PREMISES; REMOVAL OF PROPERTY

     (a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

     (b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as the same are now and hereafter may be improved by Landlord or Tenant, reasonable wear and tear, damage by casualty resulting in termination of this Lease and repairs which are Landlord's obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning, telephone and data cabling and other articles of personal property owned by Tenant or installed or placed by Tenant at its own expense in the Premises, and all similar articles of any other persons claiming under Tenant unless Landlord exercises its option to have any subleases or subtenancies assigned to it, and Tenant shall repair all damage to the Premises resulting from the installation and removal of such items to be removed.

     (c) Whenever Landlord shall reenter the Premises as provided in Article 12 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within two
(2) business days after a termination by reason of Tenant's default), as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in accordance with applicable law or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of ninety (90) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice or to demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys' fees for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.

     (d) All fixtures, equipment, leasehold improvements, Alterations and/or appurtenances attached to or built into the Premises prior to or during the Term, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided for in this Lease or unless such removal is required by Landlord. Such fixtures, equipment, leasehold improvements, Alterations, additions, improvements and/or appurtenances shall include but not be limited to: all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, vaults (including vault doors), plumbing systems, security systems, electrical systems, lighting systems, silencing equipment, communication systems, all fixtures and outlets for the systems mentioned above and for all telephone, radio, telegraph and television purposes, and any special flooring or ceiling installations.

                                   ARTICLE 30
                                  MISCELLANEOUS

     (a) Severability; Entire Agreement. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect. This Lease and the Exhibits and any Addendum attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or supplemented except by an agreement in writing signed by the parties hereto or their successor in interest.

     (b)  Attorneys' Fees; Waiver of Jury Trial.

       (i) In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys' fees in such suit and such attorneys' fees shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.

       (ii) EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

     (c) Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease.

     (d) Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms "Landlord" and "Tenant" as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.

     (e) Reserved Area. Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the project thereabove have not been demised hereby and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through, under or above the Premises in locations which will not materially interfere with Tenant's use of the Premises and serving other parts of the Project are hereby excepted and reserved unto Landlord.

     (f) NO OPTION. THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

     (g) Use of Project Name; Improvements. Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise (except as Tenant's address) without the prior written consent of Landlord. In the event that Landlord undertakes any additional improvements on the Real Property including but not limited to new construction or renovation or additions to the existing improvements, provided that Landlord uses commercially reasonable efforts not to interfere with Tenant's business operations or access to the Premises, Landlord shall not be liable to Tenant for any noise, dust, vibration or interference with access to the Premises or disruption in Tenant's business caused thereby, except as provided in Section 11(g) above.

     (h) Rules and Regulations. Tenant shall observe faithfully and comply strictly with the Rules and Regulations attached to this Lease as Exhibit "B" and made a part hereof, and such other Rules and Regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein. Landlord shall not be liable to Tenant for violation of any such Rules and Regulations, or for the breach of any covenant or condition in any lease by any other tenant in the Project. A waiver by Landlord of any Rule or Regulation for any other tenant shall not constitute nor be deemed a waiver of the Rule or Regulation for this Tenant. Landlord agrees not to discriminate among tenants of the Project in its enforcement of the Rules and Regulations and not to apply such Rules and Regulations in an unreasonable manner.

     (i) Quiet Possession. Upon Tenant's paying the Basic Rent, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

     (j) Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

     (k) Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

     (l) Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt or sent by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery, addressed to Tenant at the Premises or to Landlord at the management office for the Project, with a copy to Landlord, c/o Arden Realty, Inc., 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, Attn: Legal Department. Either party may by notice to the other specify a different address for notice purposes except that, upon Tenant's taking possession of the Premises, the Premises shall constitute Tenant's address for notice purposes. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant. Any notices sent by Landlord regarding or relating to eviction procedures, including without limitation three day notices, may be sent by regular mail.

     (m)  Intentionally Omitted.

     (n) Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable cure period set forth in this Lease, Landlord may, but shall not be obligated to, after reasonable notice to Tenant, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant's part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the rate of ten percent (10%) per annum from the date of such payment by Landlord, shall be payable to Landlord within thirty (30) days after demand and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of the rent.

     (o)  Access, Changes in Project, Facilities, Name.

       (i) Every part of the Project except the inside surfaces of all walls, windows and doors bounding the Premises (including exterior building walls, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.

       (ii) Tenant shall permit Landlord to install, use and maintain pipes, ducts and conduits within the walls, columns and ceilings of the Premises.

       (iii) Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable.

       (iv) Landlord may adopt any name for the Project and Landlord reserves the right to change the name or address of the Project at any time, so long as Landlord pays for Tenant's reprinting costs for announcements, stationery and business cards where the new name or address is initiated by Landlord and is not imposed involuntarily upon Landlord by any governmental agency or other third party.

     Landlord agrees that, except where required by law, Landlord's exercise of its rights under this Section 30(o) shall be conditioned upon Landlord not unreasonably interfering with Tenant's access to or use of the Premises and the parking facilities of the Project.

     (p) Signing Authority. Concurrently with Tenant's execution of this Lease, Tenant shall provide to Landlord reasonably satisfactory evidence that the individuals executing this Lease on behalf of Tenant are authorized to bind Tenant and to enter into this Lease.

     (q)  Intentionally Omitted.

     (r) Substitute Premises. Landlord shall have the right at any time during the Term hereof, upon giving Tenant not less than sixty (60) days prior notice, to provide and furnish Tenant with comparable space elsewhere in the Project of approximately the same size as Suite 2030 and remove and place Tenant in such space, with Landlord to pay all verified and previously approved costs and expenses incurred as a result of such movement to such new space. Such new space shall have comparable identity with similar views to that of Suite 2030, shall be located on the twentieth (20th) floor of the Project or higher, shall be of at least substantially the same size as Suite 2030 and shall have a perimeter configuration substantially usable for the purposes for which Suite 2030 was then being used by Tenant. If Landlord moves Suite 2030 to such new space, this Lease and each and all of its terms, covenants and conditions shall remain in full force and effect and shall be deemed applicable to such new space and such new space shall thereafter be deemed to be a portion of the "Premises" as though Landlord and Tenant had entered into an express written amendment of this Lease with respect thereto.

     (s) Survival of Obligations. Any obligations of Tenant occurring prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

     (t) Reasonable Consent. Except for matters for which there is a standard of consent or approval specifically set forth in this Lease (other than a reasonableness standard), and except for matters which could affect (i) the systems and equipment of the Project; (ii) structural aspects of the Project or
(iii) the exterior appearance of the Project, in which case Landlord shall have the right to act in its sole and absolute discretion (but at all times in good faith), any time the consent or approval of Landlord or Tenant is required under this Lease, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

     (u) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California. No conflicts of law rules of any state or country (including, without limitation, California conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than California. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of California, with venue in the County of Los Angeles. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of California in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by California law and consent to the enforcement of any judgment so obtained in the courts of the State of California on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of California were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

     (v) Exhibits and Addendum. The Exhibits and Addendum, if applicable, attached hereto are incorporated herein by this reference as if fully set forth herein.

                                   ARTICLE 31
                                OPTIONS TO EXTEND

     (a) Option Right. Landlord hereby grants Tenant the following options: (i) two (2) consecutive options to extend Tenant's lease of Suite 2030 for a period of twenty-one (21) months each ("Suite 2030 Option"); provided that the second Suite 2030 Option shall be exercisable only in the event Tenant has exercised the first Suite 2030 Option, and (ii) one (1) option ("Option") to extend the Lease Term for the entire Premises for a period of five (5) years ("Option Term"), both of which options shall be exercisable only by written notice delivered by Tenant to Landlord set forth below. The rights contained in this
Article 31 shall be personal to the Tenant named in this Lease (the "Original Tenant") and any Affiliated Assignee.

     (b)  Option Rent.

       (i) In the event Tenant exercises its Suite 2030 Options, the Term of Tenant's lease of Suite 2030 shall be extended on all the same terms and conditions set forth in this Lease and the rent payable during the two (2) Suite 2030 Options shall be the same rate per rentable square foot as Tenant is paying for Suite 2100. In no event shall Tenant be entitled to exercise the second
(2nd) Suite 2030 Option unless Tenant has exercised the first Suite 2030 Option. Tenant shall not be entitled to any additional Tenant Improvement Allowance during the Suite 2030 Option periods.

       (ii) In the event Tenant exercises the Option as to the entire Premises, the rent payable by Tenant during the Option Term ("Option

Rent") shall be equal to the "Market Rent" (defined below). "Market Rent" shall mean the applicable Monthly Basic Rental, including all escalations, Direct Costs, additional rent and other charges at which tenants, as of the time of Landlord's "Option Rent Notice" (as defined below), are entering into leases for non-sublease, non-encumbered, space comparable in size, location and quality to the Premises in renewal transactions for a term comparable to the Option Term which comparable space is located in office buildings comparable to the Project on Wilshire Boulevard in the Brentwood area of Los Angeles, California, taking into consideration the value of the existing improvements in the Premises to Tenant, as compared to the value of the existing improvements in such comparable space, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant.

     (c) Exercise of Options.

       (i) The Suite 2030 Options shall be exercised by Tenant only in the following manner: (i) Tenant shall not be in default beyond any applicable cure periods on the delivery date of the Exercise Notice; and (ii) Tenant shall deliver written notice ("Exercise Notice") to Landlord not less than six (6) months prior to the expiration of the then current Lease Term as to Suite 2030, stating that Tenant is exercising the Option. Tenant's failure to deliver the Exercise Notice on or before the date specified above shall be deemed to constitute Tenant's election not to exercise the Suite 2030 Option. If Tenant timely and properly exercises its Suite 2030 Option(s), the Lease Term shall be extended as to Suite 2030 for an additional twenty-one (21) months upon all of the terms and conditions set forth in this Lease.

       (ii) The Option shall be exercised by Tenant only in the following manner: (A) Tenant shall not be in default beyond any applicable cure periods on the delivery date of the Interest Notice and Tenant's Acceptance; (B) Tenant shall deliver written notice ("Interest Notice") to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Lease Term, stating that Tenant is interested in exercising the Option, (C) within fifteen (15) business days of Landlord's receipt of Tenant's written notice, Landlord shall deliver notice ("Option Rent Notice") to Tenant setting forth the Option Rent; and (D) if Tenant desires to exercise such Option, Tenant shall provide Landlord written notice within fifteen (15) business days after receipt of the Option Rent Notice ("Tenant's Acceptance") and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant's failure to deliver the Interest Notice or Tenant's Acceptance on or before the dates specified above shall be deemed to constitute Tenant's election not to exercise the Option. If Tenant timely and properly exercises its Option, the Lease Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant, concurrently with Tenant's Acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 31(d) below.

     (d) Determination of Market Rent. If Tenant timely and appropriately objects to the Market Rent in Tenant's Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty-one (21) days following Tenant's Acceptance ("Outside Agreement Date"), then each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through
(vii):

       (i) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of commercial high-rise properties in the immediate vicinity of the Project, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above.

       (ii) The two arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

       (iii) The three arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord's or Tenant's submitted Market Rent, and shall notify Landlord and Tenant thereof.

       (iv) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

       (v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

       (vi) If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (d).

       (vii) The cost of arbitration shall be paid by Landlord and Tenant equally.

                                   ARTICLE 32
                              RIGHT OF FIRST OFFER

     Landlord hereby grants to Tenant a right of first offer with respect to all space on the twentieth (20th) floor of the Building other than the Premises ("First Offer Space"). Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of (A) any existing lease pertaining to the First Offer Space, and (B) as to any First Offer Space which is vacant as of the date of this Lease, the first lease pertaining to any portion of such First Offer Space entered into by Landlord after the date of this Lease (collectively, the "Superior Leases"), including any renewal or extension of such existing or future lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease (the rights described above to be known collectively as "Superior Rights"). Tenant's right of first offer shall be on the terms and conditions set forth in this
Section 32.

     (a) Procedure for Offer. Landlord shall notify Tenant (the "First Offer Notice") from time to time when Landlord determines that Landlord shall commence the marketing of any First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease such space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord's proposed economic terms and conditions applicable to Tenant's lease of such space (collectively, the "Economic Terms"). Notwithstanding the foregoing, Landlord's obligation to deliver the First Offer Notice shall not apply during the last nine (9) months of the initial Lease Term unless Tenant has delivered an Interest Notice to Landlord pursuant to Section 31(c) above nor shall Landlord be obligated to deliver the First Offer Notice during the last eight (8) months of the initial Lease Term unless Tenant has timely delivered Tenant's Acceptance to Landlord pursuant to Section 31(c) above.

     (b) Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within five (5) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's intention to exercise its right of first offer with respect to the entire space described in the First Offer Notice. If concurrently with Tenant's exercise of the first offer right, Tenant notifies Landlord that it does not accept the Economic Terms set forth in the First Offer Notice, Landlord and Tenant shall, for a period of fifteen (15) days after Tenant's exercise, negotiate in good faith to reach agreement as to such Economic Terms. If Tenant does not so notify Landlord that it does not accept the Economic Terms set forth in the First Offer Notice concurrently with Tenant's exercise of the first offer right, the Economic Terms shall be as set forth in the First Offer Notice. In addition, if Tenant does not exercise its right of first offer within the five (5) business day period, or, if Tenant exercises its first offer right but timely objects to Landlord's determination of the Economic Terms and if Landlord and Tenant are unable to reach agreement on such Economic Terms within said fifteen (15) day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires ; provided, however, that if Landlord intends to enter into a lease upon Economic Terms which are more favorable to a third (3rd) party tenant than those Economic Terms proposed by Landlord in the First Offer Notice, Landlord shall first deliver written notice to Tenant ("Second Chance Notice") providing Tenant with the opportunity to lease the First Offer Space on such more favorable Economic Terms. Tenant's failure to elect to lease the First Offer Space upon such more favorable Economic Terms by written notice to Landlord within three (3) business days after Tenant's receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant's election not to lease such space upon such more favorable Economic Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Notice. If Landlord does lease such First Offer Space to a third (3rd) party tenant pursuant to the terms and conditions of this Section 32(b) above, Tenant shall have no further right to lease such First Offer Space and Tenant's right of first offer shall terminate as to the First Offer Space described in the First Offer Notice. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

     (c) Lease of First Offer Space. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to this Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the economic terms and conditions as provided in this Article 32. Tenant shall commence payment of rent for the First Offer Space and the Lease Term of the First Offer Space shall commence upon the date of delivery of such space to Tenant. The Lease Term for the First Offer Space shall expire co-terminously with Tenant's lease of the initial Premises.

     (d) No Defaults. The rights contained in this Article 32 shall be personal to the Original Tenant and any Affiliated Assignee and may only be exercised by the Original Tenant or an Affiliated Assignee (and not any other assignee, sublessee or other transferee) if the Original Tenant or such Affiliated Assignee occupies the entire Premises as of the date of the First Offer Notice. Tenant shall not have the right to lease First Offer Space as provided in this
Article 32 if, as of the date of the First Offer Notice, or, at Landlord's option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease after expiration of applicable cure periods.

                                   ARTICLE 33
                                     SIGNAGE

     Tenant shall be entitled to retain the number of directory listings utilized by Tenant as of the date of this Lease under its existing lease at the Project. Further, Tenant shall have the right to maintain up to five (5) lines in the lobby directory on the Twentieth (20th) floor of the Project, which directory may list up to four (4) Co-Producers, subject to Landlord's approval as indicated below and provided that the Co-Producers do not have an Objectionable Name, as defined below. In addition, Tenant shall have the right to maintain signage identifying Tenant in the lobby of the Project (in its current location utilized pursuant to Tenant's existing lease in the Project) ("Tenant's Signage"), which signage (including size, design, materials and content) shall conform to the signage specifications of the Project. In connection with any assignment of Tenant's interest under this Lease, which assignment is permitted by Landlord pursuant to the provisions of Article 15 hereof (including without limitation any Affiliated Assignee), Tenant's Signage may be assigned to the assignee with Landlord's prior consent, which consent shall not be unreasonably withheld by Landlord so long as the name of the assignee is not an "Objectionable Name," as that term is defined below. Should the name of the Original Tenant change, Tenant shall be entitled to modify, at Tenant's sole cost and expense, Tenant's Signage to reflect Tenant's new name, but only if Tenant's new name is not an "Objectionable Name." The term "Objectionable Name" shall mean any name that relates (i) to an entity that is of a character or reputation, or is associated with a political orientation or faction that is materially inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a building comparable to the Project, taking into consideration the level and visibility of Tenant's Signage, or (ii) conflicts with any covenants in other leases of space in the Project.

                                   ARTICLE 34
                                  STORAGE SPACE

     Commencing as of the Commencement Date, and continuing on a month-to-month basis terminable by either party upon at least thirty (30) days prior written notice to the other, Tenant shall lease from Landlord and Landlord shall lease to Tenant certain storage area located on the P-1 floor of the Project("Storage Space") which Storage Space consists of approximately 362 rentable square feet ("RSF"), at the location currently leased by Tenant pursuant to its existing lease at the Project. Tenant hereby agrees to accept the Storage Space in its "as-is" condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Storage Space. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Storage Space.

     (a) Monthly Storage Rent. The monthly rental rate for the Storage Space ("Monthly Storage Rent") shall be One and 50/100 Dollar ($1.50) per RSF per month of the Storage Space per month ($543.00 per month) throughout the term of Tenant's lease of the Storage Space. Such Monthly Storage Rent shall be payable on the first day of each month in advance during the Lease Term at the same time and in the same manner as monthly Basic Rental for the Premises. In the event the Monthly Storage Rent is not paid when due, Landlord shall have the same rights as provided in Article 20 of this Lease for unpaid rent. Tenant's Proportionate Share shall not be increased as a result of Tenant's leasing the Storage Space.

     (b) Indemnification. Except to the extent any loss, costs, damage, expense or liability exceeds the coverage of the liability insurance and property insurance coverage required hereunder to be carried by Tenant and is caused by
(i) any default by Landlord in the observance or performance of any of the terms, covenants or conditions to be observed or performed by Landlord under this Lease, or (ii) the negligence or willful misconduct of Landlord or any of its agents, employees, contractors, or licensees, Tenant hereby absolves Landlord from any and all loss, cost, damage, expense and liability, whether foreseeable or not, from any cause whatsoever, that Tenant may suffer to its personal property located anywhere in the Storage Space or that it or its agents, employees, principals, invitees, or licensees may suffer as a direct or indirect consequence of Tenant's lease of or use of the Storage Space or access areas to the Storage Space. In addition, Tenant hereby agrees to indemnify, defend, protect and hold Landlord harmless from and against any loss, cost, damage, liability, expense, claim, action or cause of action of any third party, whether foreseeable or not, resulting as a direct or indirect consequence of Tenant's lease or use of the Storage Space or access areas to the Storage Space.

     (c) Use of Storage Space. Tenant agrees not to store any flammable or highly combustible materials in the Storage Space. Tenant also agrees not to store excess or highly concentrated waste in the Storage Space; it shall be Tenant's responsibility to obtain from Landlord the tolerable limits thereof. Tenant agrees to use the Storage Space solely for storage purposes and not as office space. Tenant agrees that Landlord and its agents may enter and inspect the Storage Space and any goods stored therein at any time during regular business hours upon giving twenty-four (24) hours prior notice to Tenant. Tenant shall, at its sole cost and expense, deliver to Landlord a key for any locks installed by Tenant for Landlord's emergency entrance purposes.

     (d) Incorporation of Lease Provisions. The provisions of this Lease with regard to the Premises, to the extent applicable and not inconsistent with the provisions of this Article 34, shall be deemed to apply to the Storage Space as though the Storage Space is part of the Premises, and as though the Monthly Storage Rent is part of the monthly Basic Rental.

     IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.


     "LANDLORD"                      ARDEN REALTY LIMITED PARTNERSHIP,
                                     a Maryland limited partnership

                                     By:  ARDEN REALTY, INC.,
                                        ----------------------------
                                     a Maryland corporation
                                     Its:  Sole General Partner

                                     By:  /s/ VICTOR J. COLEMAN
                                        ----------------------------
                                       VICTOR J. COLEMAN
                                       Its:  President and COO

                                     By:  /s/ ANDREW J. SOBEL
                                        ----------------------------
                                       ANDREW J. SOBEL
                                       Its: Exec. V.P. and
                                            Assistant Secretary


     "TENANT"                        THE KUSHNER-LOCKE COMPANY,
                                     a California corporation

                                     By:  /s/ DONALD KUSHNER
                                        ----------------------------
                                     Print Name:
                                        Title:

                                     By:  /s/ ROBERT SWAN
                                        ----------------------------
                                     Print Name:  ROBERT SWAN
                                        Title: SR. V.P. & CFO


                                   EXHIBIT "A"
                                    PREMISES

[ Floor plans: omitted.]


                                   EXHIBIT "B"
                              RULES AND REGULATIONS

     1. No sign, advertisement or notice shall be displayed, printed or affixed on or to the Premises or to the outside or inside of the Project or so as to be visible from outside the Premises or Project without Landlord's prior written consent. Landlord shall have the right to remove any non-approved sign, advertisement or notice, without notice to and at the expense of Tenant, and Landlord shall not be liable in damages for such removal. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by Landlord or by a person selected by Landlord and in a manner and style acceptable to Landlord.

     2. Tenant shall not obtain for use on the Premises ice, waxing, cleaning, interior glass polishing, rubbish removal, towel or other similar services, or accept barbering or bootblackening, or coffee cart services, milk, soft drinks or other like services on the Premises, except from persons reasonably authorized by Landlord and at the hours and under regulations reasonably fixed by Landlord. Except for a reasonable number of soft drink and snack vending machines for use by Tenant's employees, no vending machines or machines of any description shall be installed, maintained or operated upon the Premises without Landlord's prior written consent.

     3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress and egress from Tenant's Premises. Under no circumstances is trash to be stored in the corridors. Notice must be given to Landlord for any large deliveries. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Project only at times and in the manner designated by Landlord, and always at Tenant's sole responsibility and risk. Landlord may impose reasonable charges for use of freight elevators after or before normal business hours. All damage done to the Project by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant's expense. Tenant shall not take or permit to be taken in or out of entrances or passenger elevators of the Project, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all waste that is at any time being taken from the Premises directly to the areas designated for disposal.

     4. Toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

     5. Tenant shall not overload the floor of the Premises or , except for customary wall-hangings, mark, drive nails, screw or drill into the partitions, ceilings or floor or in any way deface the Premises. Tenant shall not place typed, handwritten or computer generated signs in the corridors or any other common areas. Should there be a need for signage additional to the Project standard tenant placard, a written request shall be made to Landlord to obtain approval prior to any installation. All costs for said signage shall be Tenant's responsibility.

     6. In no event shall Tenant place a load upon any floor of the Premises or portion of any such flooring exceeding the floor load per square foot of area for which such floor is designed to carry and which is allowed by law, or any machinery or equipment which shall cause excessive vibration to the Premises or noticeable vibration to any other part of the Project. Prior to bringing any heavy safes, vaults, large computers or similarly heavy equipment into the Project, Tenant shall inform Landlord in writing of the dimensions and weights thereof and shall obtain Landlord's consent thereto. Such consent shall not constitute a representation or warranty by Landlord that the safe, vault or other equipment complies, with regard to distribution of weight and/or vibration, with the provisions of this Rule 6 nor relieve Tenant from responsibility for the consequences of such noncompliance, and any such safe, vault or other equipment which Landlord determines to constitute a danger of damage to the Project or a nuisance to other tenants, either alone or in combination with other heavy and/or vibrating objects and equipment, shall be promptly removed by Tenant, at Tenant's cost, upon Landlord's written notice of such determination and demand for removal thereof.

     7. Except for normal office supplies used in accordance with Law and in commercially reasonable amounts, Tenant shall not use or keep in the Premises or Project any kerosene, gasoline or inflammable, explosive or combustible fluid or material, or use any method of heating or air-conditioning other than that supplied by Landlord.

     8. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

     9. Tenant shall not install or use any blinds, shades, awnings or screens in connection with any window or door of the Premises and shall not use any drape or window covering facing any exterior glass surface other than the standard drapes, blinds or other window covering established by Landlord.

     10. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system by closing window coverings when the sun's rays fall directly on windows of the Premises. Tenant shall not obstruct, alter, or in any way impair the efficient operation of Landlord's heating, ventilating and air-conditioning system. Tenant shall not tamper with or change the setting of any thermostats or control valves.

     11. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. Tenant shall not, without Landlord's prior written consent, occupy or permit any portion of the Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or a barber or manicure shop, or as an employment bureau. The Premises hall not be used for lodging or sleeping or for any improper, objectionable or immoral purpose. No auction shall be conducted on the Premises.

     12. Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or disturb or unreasonably interfere with occupants of Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way.

     13. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any tenant in the Premises, except that the preparation of coffee, tea, hot chocolate and similar items for tenants, their employees and visitors shall be permitted. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from or throughout the Premises. The foregoing notwithstanding, Tenant shall have the right to use a microwave and to heat microwavable items typically heated in an office. No hot plates or similar open element cooking apparatus shall be permitted in the Premises.

     14. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills.

     15. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanisms thereof unless Landlord is first notified thereof, gives written approval, and is furnished a key therefor. Each tenant must, upon the termination of his tenancy, give to Landlord all keys and key cards of stores, offices, or toilets or toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys so furnished, such tenant shall pay Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant shall not key or re-key any locks. All locks shall be keyed by Landlord's locksmith only.

     16. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord's opinion, tends to impair the reputation of the Project or its desirability as an office building and upon written notice from Landlord any tenant shall refrain from and discontinue such advertising.

     17. Landlord reserves the right to control access to the Project by all persons after reasonable hours of generally recognized business days and at all hours on Sundays and legal holidays. Each tenant shall be responsible for all persons for whom it requests after hours access and shall be liable to Landlord for all acts of such persons. Landlord shall have the right from time to time to establish reasonable rules pertaining to freight elevator usage, including the allocation and reservation of such usage for tenants' initial move-in to their premises, and final departure therefrom.

     18. Any person employed by any tenant to do janitorial work shall, while in the Project and outside of the Premises, be subject to and under the control and direction of the Office of the Project or its designated representative such as security personnel (but not as an agent or servant of Landlord, and the Tenant shall be responsible for all acts of such persons).

     19. All doors opening on to public corridors shall be kept closed, except when being used for ingress and egress. Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of "fire wardens" developed by Landlord for the Project, or required by law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises.

     20. The requirements of tenants will be attended to only upon application to the Office of the Project.

     21. Canvassing, soliciting and peddling in the Project are prohibited and each tenant shall cooperate to prevent the same.

     22. All office equipment of any electrical or mechanical nature shall be placed by tenants in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise or annoyance.

     23. No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the prior written consent of Landlord. Tenant shall pay the cost of all electricity used for air-conditioning in the Premises if such electrical consumption exceeds normal office requirements, regardless of whether additional apparatus is installed pursuant to the preceding sentence.

     24. There shall not be used in any space, or in the public halls of the Project, either by any tenant or others, any hand trucks except those equippedwith rubber tires and side guards.

     25. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Project must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord. Tenant shall not permit the consumption in the Premises of more than 3 watts per net usable square foot in the Premises in reespect of office lighting norshall Tenant permit the consumption in the Premises of more than 2 watts per net usable square foot of space in the Premises in respect of the power outlets therein, at any one time. In the event that such limits are exceeded, Landlord shall have the right to require Tenant to remove lighting fixtures and equipment and/or to charge Tenant for the cost of the additional electricity consumed.

     26.  Parking.

          (a) Garage hours shall be 7:00 a.m. to 7:00 p.m., Monday through Friday, and closed on weekends, state and federal holidays excepted, as such hours may be revised from time to time by Landlord.

          (b) Automobiles must be parked entirely within the stall lines on the floor.

          (c) All directional signs and arrows must be observed.

          (d) The speed limit shall be 5 miles per hour.

          (e) Parking is prohibited in areas not striped for parking.

          (f) Parking cards or any other device or form of identification supplied by Landlord (or its operator) shall remain the property of Landlord (or its operator). Such parking identification device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable or assignable and any device in the possession of an unauthorized holder will be void. There will be a replacement charge to the Tenant or person designated by Tenant of $25.00 for loss of any parking card. There shall be a security deposit of $25.00 due at issuance for each card key issued to Tenant.

          (g) The monthly rate for parking is payable in advance and must be paid by the third business day of each month. Failure to do so will automatically cancel parking privileges and a charge at the prevailing daily rate will be due. No deductions or allowances from the monthly rate will be made for days parker does not use the parking facilities.

          (h) Tenant may validate visitor parking by such method or methods as the Landlord may approve, at the validation rate from time to time generally applicable to visitor parking.

          (i) Landlord (and its operator) may refuse to permit any person who violates the within rules to park in the garage, and any violation of the rules shall subject the automobile to removal from the garage at the parker's expense. In either of said events, Landlord (or its operator) shall refund a prorata portion of the current monthly parking rate and the sticker or any other form of identification supplied by Landlord (or its operator) will be returned to Landlord (or its operator).

          (j) Garage managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.

          (k) All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.

          (l) Loss or theft of parking identification devices from automobiles must be reported to the garage manager immediately, and a lost or stolen report must be filed by the parker at that time.

          (m) The Parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.

          (n) Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Tenant and/or its employees who refuse to comply with the above Rules and Regulations and all City, State or Federal ordinances, laws or agreements.

          (o) Tenant agrees to acquaint all employees with these Rules and Regulations.

          (p) No vehicle shall be stored in the garage for a period of more than one (1) week.

     27. The Project is a non-smoking Project. Smoking or carrying lighted cigars or cigarettes in the Premises or the Project, including the elevators in the Project, is prohibited.


                                   EXHIBIT "C"
                           NOTICE OF LEASE TERM DATES
                        AND TENANT'S PROPORTIONATE SHARE

TO:                                                     DATE:


RE:  Lease dated ________________, 1999, between
             ("Landlord"), and
               ("Tenant"), concerning
Suite ________, located at __________________________________________.

Ladies and Gentlemen:

     In accordance with the Lease, Landlord wishes to advise and/or confirm the following:

       1. That the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the Lease and that there is no deficiency in construction.

       2. That the Tenant has taken possession of the Premises and acknowledges that under the provisions of the Lease the Term of said
Lease shall commence as of ____________ for a term of ________________________
ending on ________________________.

       3. That in accordance with the Lease, Basic Rental commenced to accrue on
________________________.

       4. If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a prorata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

       5. Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to ________________________ at ________________________________.

       6. The exact number of rentable square feet within the Premises is __________ square feet.

       7. Tenant's Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Premises is _______%.

AGREED AND ACCEPTED:

TENANT:
  ,
a
By:
Its:

                                   EXHIBIT "D"
                               TENANT WORK LETTER

     This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise.

                                    SECTION 1

                 LANDLORD'S INITIAL CONSTRUCTION IN THE PREMISES

     Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Premises, and (ii) of the floor of the Building on which the Premises is located (collectively, the "Base, Shell and Core"). Tenant has inspected and hereby approves the condition of the Premises and the Base, Shell and Core, and agrees that the Premises and the Base, Shell and Core shall be delivered to Tenant in their current "as-is" condition. The renovation to the improvements in the Premises shall be designed and constructed pursuant to this Tenant Work Letter.

                                    SECTION 2

                                  IMPROVEMENTS

     2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the "Improvement Allowance") in the amount of $295,671.00 (based on $15.00 per usable square foot of Suite 2100 and $6.00 per usable square foot of Suite 2030) for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Premises (the "Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance. Tenant may elect, by written notice to Landlord, to receive up to $6.00 per usable square foot (i.e., $130,170.00) of the Premises of the Improvement Allowance as a cash payment from Landlord, which shall be due and payable within thirty (30) days after the date of Tenant's execution and delivery of this Lease. In no event shall Tenant be entitled to any credit to the extent any portion of the Improvement Allowance is not used by Tenant for such cash payment or otherwise on or before June 30, 2001.

     2.2 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process provided below) for costs related to the construction of the Improvements and for the following items and costs (collectively, the "Improvement Allowance Items"): (i) payment of the fees of the "Architect" and the

"Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter, and designer/consultant fees;
(ii) the cost of permits and construction supervision fees; (iii) the cost of any changes in the Base, Shell and Core required by the Construction Drawings;
(iv) the cost of any changes to the Construction Drawings or Improvements required by applicable building codes (the "Code"); (v) the "Landlord Coordination Fee," as that term is defined in Section 4.3 of this Tenant Work Letter; and (vi) installation of telecommunications equipment, wiring and cabling and furniture, fixtures and equipment (collectively, "Miscellaneous Items"). However, in no event shall more than $2.00 per usable square foot of the Improvement Allowance be used for the items described in (i) and (ii) above nor shall more than $3.00 per usable square foot of the Improvement Allowance be used for the Miscellaneous Items; any additional amount incurred shall be deemed to constitute an Over-Allowance Amount. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

          2.2.1 Monthly Disbursements. On or before the first day of each calendar month, during the construction of the Improvements Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor," as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Thereafter, Landlord shall deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section
3.4 below, or due to any substandard work, or for any other reason. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

          2.2.2. Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life- safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building and (iii) Architectdelivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed.

          2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord's property.

     2.3 Standard Tenant Improvement Package. Landlord has established specifications (the "Specifications") for the Building- standard components to be used in the construction of the Improvements in the Premises (collectively, the "Standard Improvement Package"), which Specifications are available upon request. The quality of Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord's option, require the Improvements to comply with certain Specifications.

                                    SECTION 3

                              CONSTRUCTION DRAWINGS

     3.1 Selection of Architect/Construction Drawings. If based upon the scope of the Improvements, Landlord reasonably determines that plans and specifications are necessary, Tenant shall retain an architect/space planner reasonably approved by Landlord (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. If necessary, Tenant shall also retain the engineering consultants designated by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work of the Improvements; provided, however, that Landlord shall ensure that the charges of such engineering consultants designated by Landlord are commercially competitive. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings" All Construction Drawings shall comply with the drawing format and specifications as reasonably determined by Landlord, and shall be subject to Landlord's reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.

Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

     3.2 Final Space Plan. Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the "Final Space Plan "), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord's approval.

     3.3 Final Working Drawings. Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval.

     3.4 Permits. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of the construction of the Improvements. Tenant shall cause the Architect to immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the "Permits"). No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

                                    SECTION 4

                        CONSTRUCTION OF THE IMPROVEMENTS

     4.1 Contractor. A general contractor shall be retained by the Tenant to construct the Improvements. Such general contractor ("Contractor") shall be selected by the Tenant and approved by Landlord.

     4.2 Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by the Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of the Tenant's proposed subcontractors, laborers, materialmen or suppliers, the Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord's written approval. Notwithstanding the foregoing, the Tenant shall be required to utilize subcontractors designated by Landlord for any mechanical, electrical, plumbing, life-safety, sprinkler, structural and air-balancing work; provided, however, that Landlord shall ensure that the rates charged by such designated subcontractors are commercially competitive.

       4.3 Construction of Improvements by Contractor. The Tenant shall independently retain, in accordance with Section 4.1 above, Contractor to construct the Improvements in accordance with the Approved Working Drawings. The Tenant shall pay a logistical coordination fee (the "Landlord Coordination Fee") to Landlord in an amount equal to five percent (5%) of the total amount of the construction contract and general conditions between the Tenant and the Contractor, excluding any flooring, painting and wallcovering.

       4.4  Indemnification & Insurance.

         4.4.1 Indemnity. Tenant's indemnity of Landlord as set forth in Article 13 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents.

         4.4.2 Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

         4.4.3  Insurance Requirements.

           4.4.3.1 General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 14 of the Lease.

           4.4.3.2 Special Coverages. Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

           4.4.3.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.4.3.3 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor's equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense.

                               SECTION 5

                             MISCELLANEOUS

     5.1 Tenant's Representative. The Tenant has designated Richard Marks as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

     5.2 Landlord's Representative. Prior to commencement of construction of Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to the Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

     5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. Tenant acknowledges that the work to be performed by Tenant pursuant to this Tenant Work Letter may be performed during the Lease Term, that Tenant shall be entitled to (but shall not be obligated to) conduct business throughout the course of such renovations and that Tenant shall not be entitled to any abatement of rent, nor shall Tenant be deemed to be constructively evicted from the Premises, as a result of the construction of such renovations.

     5.4 Miscellaneous Charges. Landlord agrees that the Contractor shall not be charged for utilities, freight elevator usage during normal business hours, or parking during the construction of these renovations.